Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SHENANDOAH TELECOMMUNICATIONS COMPANY

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

I.

The name of the corporation is Shenandoah Telecommunications Company (the “Corporation”).

II.

Article VI of the articles of incorporation of the Corporation is hereby amended in its entirety to read as follows:

The authorized number of directors of this Corporation shall be not less than seven (7) and not more than thirteen (13). The number of directors within this range shall be fixed in accordance with the Corporation’s Bylaws, as may be amended from time to time. When the number of directors is changed the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

III.

The amendment was adopted by the board of directors of the Corporation on February 13, 2024, was submitted to the shareholders in accordance with Title 13.1, Chapter 9, Article 11 of the Code of Virginia, and was duly approved by the shareholders in the manner required by Title 13.1, Chapter 9 of the Code of Virginia and by the articles of incorporation of the Corporation on April 30, 2024.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of April 30, 2024.

SHENANDOAH TELECOMMUNICATIONS COMPANY, a Virginia corporation

By:	/s/ Christopher E. French
Name:	Christopher E. French
Title:	President and Chief Executive Officer
SCC ID:	02140531